Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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July 2, 2021

Krispy Kreme, Inc.

2116 Hawkins Street

Charlotte, NC 28203

Re:	Krispy Kreme, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Krispy Kreme, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of 7,361,798 shares (the “Plan Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company authorized for issuance pursuant to the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and 2,453,932 shares (the “ESPP Shares” together with the Plan Shares, the “Shares”) of Common Stock authorized for issuance pursuant to the Krispy Kreme, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Krispy Kreme, Inc.

July 2, 2021

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of a certificate of Catherine Tang, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(c) a specimen certificate evidencing the Common Stock, certified pursuant to the Secretary’s Certificate;

(d) a copy of the Company’s Second Amended and Restated Certificate of Incorporation in effect as of June 21, 2021, certified by the Secretary of State of the State of Delaware as of April 20, 2021, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation in effect as of June 21, 2021, certified by the Secretary of State of the State of Delaware as of May 10, 2021, and certified pursuant to the Secretary’s Certificate;

(f) a copy of the Company’s Third Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of July 2, 2021, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g) a copy of the Company’s Second Amended and Restated Bylaws, as amended and in effect as of June 21, 2021 and certified pursuant to the Secretary’s Certificate;

(h) a copy of the Company’s Third Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Bylaws”);

(i) copies of certain resolutions of the Board of Directors of the Company, adopted on June 21, 2021, and certain resolutions of the sole stockholder of the Company adopted on June 28, 2021, each certified pursuant to the Secretary’s Certificate;

(j) a copy of the Plan; and

(k) a copy of the ESPP.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of

Krispy Kreme, Inc.

July 2, 2021

all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when awarded by the Board of Directors of the Company or a duly authorized committee thereof and issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreements under the Plan or the ESPP, as applicable, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion stated herein, we have assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plan or the ESPP shall not be less than the per share par value of the Shares; and (v) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ